 Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ORIGIN AGRITECH LIMITED

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	Not Applicable
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

No. 21 Sheng Ming Yuan Road

Changping District, Beijing

China 102206

(Address of Principal Executive Offices)

2014 PERFORMANCE EQUITY PLAN

(Full Title of the Plan)

Corporation Service Company

1180 Avenue of Americas, Suite 210

New York, NY 10036

Telephone: (212)299-5600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe

437 Madison Avenue, 40th Floor

New York, New York 10022

Telephone:  (212) 907-7349

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒   Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value	5,000,000	$1.06	$5,300,000	$615.86

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of ordinary shares, no par value (the “Ordinary Shares”) of the Registrant stated above, an additional indeterminate number of Ordinary Shares as may become issuable pursuant to the provisions of the Registrant’s 2014 Performance Equity Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price per share was calculated based upon the average of the high and low prices of the Ordinary Shares on March 20, 2015, as quoted on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Origin Agritech Limited 2014 Performance Equity Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

The following documents that we have previously filed with the Commission are incorporated by reference in this Registration Statement:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2014, filed on January 12, 2015;

•	each of our reports on Form 6-K filed on November 3, 2014, November 4, 2014, December 15, 2014, January 6, 2015 and January 8, 2015; and

•	the description of the Ordinary Shares contained in our Registration Statement on Form 8-A, filed on October 18, 2005 (SEC File No. 000-51576), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to those parts excluded by rule or indicated therein as not subject to incorporation. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Enforceability of Civil Liability Against Foreign Persons

Origin is organized under the British Virgin Islands laws and operates outside the United States. Most of the directors and officers of Origin reside outside the United States and substantially all of the assets of such persons located outside the United States. As a result, it may not be possible for investors to effect service of process for lawsuit within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against any of them, judgments in non-U.S. courts obtained in courts of the United States predicated upon, among other things, the civil liability provisions of the U.S. federal securities laws.

Origin has appointed Corporation Service Company, New York, New York, as its agent for service of process in the United States in respect of any civil suit or action brought against or involving it in a United States federal or state court located in the Borough of Manhattan of the City of New York arising out of, related or concerning the offering of Securities.

Item 4	Description of Securities.

Not applicable.

Item 5	Interests of Named Experts and Counsel.

Not applicable.

Item 6	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that the person so indemnified failed to act honestly and in good faith and in the best interest of the company, and in the case of criminal proceedings, the person so indemnified had reasonable cause to believe that his conduct was unlawful. Under our Amended and Restated Memorandum and Articles of Association, we may indemnify our directors and officers against expenses (including legal fees), judgments, fines and amounts paid in settlement and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7	Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit

Number	Description of Document

5.1	Opinion of Maples and Calder LLP

23.1	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP

23.2	Consent of Maples and Calder LLP (included as part of Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

99.1	2014 Performance Equity Plan (incorporated by reference to Exhibit 4.16 of our Annual Report on Form 20-F (file no. 000-51576) filed with the Securities and Exchange Commission on January 12, 2015).

Item 9	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on this 24th day of March, 2015.

ORIGIN AGRITECH LIMITED.

By:	/s/ Gengchen Han
Gengchen Han
Chief Executive Officer and President

By:	/s/ James Chen
James Chen
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Gengchen Han and James Chen, and acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Gengchen Han
Gengchen Han /s/ Yasheng Yang	Chief Executive Officer, President and Director	March 24, 2015
Yasheng Yang	Director	March 24, 2015
/s/ James Kang
James Kang	Director	March 24, 2015
/s/ Min Tang
Min Tang	Director	March 24, 2015
/s/ Yingqi Xia
Yingqi Xia	Director	March 24, 2015

/s/ Michael W. Trimble
Michael W. Trimble	Director	March 24, 2015
/s/ David W. Bullock
David W. Bullock	Director	March 24, 2015